ASSIGNMENT AND ASSUMPTION AGREEMENT
                                   AND CONSENT

     This ASSIGNMENT AND ASSUMPTION AGREEMENT AND CONSENT, made as of December 31, 1998 between AUDIO BOOK CLUB, INC., a Florida corporation (the "Assignor"), CH ACQUISITIONS CORP., a Delaware corporation and a newly formed, wholly-owned subsidiary of the Assignor (the "Assignee"), and THE COLUMBIA HOUSE COMPANY, a New York general partnership (the "Seller"). Capitalized terms used herein and not defined shall have the meanings ascribed to them in that certain Asset Purchase Agreement by and between Assignor and Seller dated as of December 30, 1998 (the "Asset Purchase Agreement").

                                 R E C I T A L S

     WHEREAS, the Assignor has entered into the Asset Purchase Agreement, the Mailing Agreement, the Non-Compete Agreement and the Transitional Services Agreement (collectively, the "Agreements"); and

     WHEREAS, the Assignor has agreed to assign all of its rights and obligations under the Agreements to the Assignee and the Assignee has agreed to assume all of the obligations of the Assignor thereunder; and

     WHEREAS,  pursuant to each of Section 9.7 of the Asset Purchase  Agreement,
Section 14 of the Mailing Agreement, Section 13 of the Non-Compete Agreement, and Section 14 of the Transitional Services Agreement (collectively, the "Assignment Provisions"), the Assignor may assign all of its rights under each such Agreement and may delegate all of its obligations under each such Agreement to an Affiliate;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     Assignment and Assumption of the Agreements.

          (a) The Assignor hereby assigns to the Assignee all the Assignor's rights under each of the Agreements and delegates to the Assignee all of the Assignor's obligations under each of the Agreements.

          (b) The Assignee agrees to perform all of the Assignor's obligations under each of the Agreements arising after the date hereof; provided, however, that the assignment and delegation by Assignor hereunder shall not release Assignor from its obligations under each of the Agreements.

     Consent of Seller. Seller hereby acknowledges that the Assignment Provisions do not require the consent of Seller for the assignments contemplated herein. Notwithstanding the foregoing, Seller hereby consents to this Agreement and affirms that all of the rights and

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powers of Assignor,  and remedies  available to it under the  Agreements,  shall extend to and be enforceable by the Assignee.

     Miscellaneous. This Agreement shall be construed and governed in accordance with the laws of the State of New York. This Agreement may be executed and accepted in separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Assignor, the Assignee and Seller have duly executed this Agreement as of the date first above written.

                                 AUDIO BOOK CLUB, INC.,
                                 as Assignor



                                 By:    _______________________________
                                 Name:
                                 Title:


                                 CH ACQUISITIONS CORP.
                                 as Assignee



                                 By:    _______________________________
                                 Name:
                                 Title:


                                 THE COLUMBIA HOUSE COMPANY,
                                 as Seller



                                 By:    _______________________________
                                 Name:
                                 Title: